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                                                                 Exhibit (h)(64)


                              NETWORKING AGREEMENT

The undersigned hereby enters into this Agreement ("Agreement") this 28th day of July, 2003.

WHEREAS, this Agreement is being executed by either (a) the transfer agent, shareholder servicing agent and/or other agent ("Fund Agent") for certain investment companies ("Funds"), or (b) an entity that engages in the purchase and sale of shares of the Funds on behalf of its clients ("Firm");

WHEREAS, the Firm, certain introducing brokers of or other correspondents of the Firm ("Correspondents"), and/or clients of the Firm or the Correspondents are shareholders of the Funds ("Shareholders");

WHEREAS, the Firm and either the Funds or the Funds' principal underwriter or other agent ("Underwriter") are members of the National Securities Clearing Corporation ("NSCC") or otherwise have access to the NSCC's NETWORKING system ("NETWORKING") through a registered clearing agency;

WHEREAS, NETWORKING permits the transmission of Shareholder data between the Firm and the Funds or the Underwriter pursuant to certain matrix levels established by the NSCC or as modified by the agreement between the Firm and the Fund Agent ("Matrix Levels");

WHEREAS, the Fund Agent, on behalf of the Funds and/or the Underwriter, and the Firm desire to participate in NETWORKING with each other pursuant to one or more Matrix Levels, as described in Exhibit A, attached hereto and incorporated herein by reference;

WHEREAS, for purposes of this Agreement, the undersigned shall be the Fund; and

WHEREAS, this Agreement shall inure to the benefit of and shall be binding upon the undersigned and each entity that has entered into a separate written agreement to participate in NETWORKING with the undersigned, and each such entity shall be a Firm, for purposes of this Agreement (the Fund Agent and the Firm shall be collectively referred to herein as the "Parties" and individually as a "Party").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Agent and the Firm hereby agree as follows:

I. OBLIGATIONS OF THE FUND AGENT

1. Transactions Subject to NETWORKING.

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     For each Shareholder account opened or maintained pursuant to NETWORKING
("NETWORKING Accounts"), the Fund Agent shall accept, and effect changes in its records upon receipt of, instructions, communications and actions from the Firm electronically through NETWORKING without supporting documentation from the Shareholder. The Fund Agent shall be responsible for processing any such instructions, communications or actions from the Firm and for executing the Firm's instructions in a timely manner.

2. Performance of Duties.

     The Fund Agent shall perform any and all duties, functions, procedures and responsibilities assigned to it pursuant to each Matrix Level and as otherwise established by the NSCC from time to time. The Fund Agent shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Fund Agent shall conduct each of the foregoing activities in a businesslike and competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to NETWORKING; (b) the then-current prospectuses and statements of additional information of the Funds; and (c) any provision relating to NETWORKING in any agreement between the Firm and the Underwriter that would affect the Fund Agent's duties and obligations pursuant to this Agreement.

3. Accuracy of Information; Transmissions Through and Access to NETWORKING.

     Any information provided by the Fund Agent to the Firm through NETWORKING and pursuant to this Agreement shall be accurate, complete and, if through NETWORKING, in the format prescribed by the NSCC. The Fund Agent shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through NETWORKING and to limit the access to, and the inputting of data into, NETWORKING to persons specifically authorized by the Fund Agent.

4. Tax Statements.

     The Fund Agent shall provide to the Firm in a timely manner the information regarding the Funds to be included in Shareholder tax statements for the period during which each NETWORKING Account was maintained under Matrix Level 3 at any time during a taxable year.

5. Notice of Prospectus and Statement of Additional Information Revisions.

     The Fund Agent shall provide the Firm with reasonable notice of any revisions to the Funds' prospectuses and statements of additional information that the Fund Agent reasonably believes would affect the Firm's performance of its duties and obligations pursuant to NETWORKING or this Agreement.

II.

III. II. OBLIGATIONS OF THE FIRM

1. Performance of Duties.

     The Firm shall perform any and all duties, functions, procedures and responsibilities assigned to it pursuant to each Matrix Level and as otherwise established by the NSCC from time

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to time. The Firm, or the Firm's Correspondents on behalf of the Firm, shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Firm shall conduct each of the foregoing activities in a businesslike and competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to NETWORKING, and, if the Firm is a member of the National Association of Securities Dealers, Inc. ("NASD"), the NASD Conduct Rules; (b) the then-current prospectuses and statements of additional information of the Funds; and (c) any provision relating to NETWORKING in any agreement between the Firm and the Underwriter that would affect the Firm's duties and obligations pursuant to this Agreement.

2. Accuracy of Information; Transmissions Through and Access to NETWORKING.

     Any information provided by the Firm to the Fund Agent through NETWORKING and pursuant to this Agreement shall be accurate, complete and, if through NETWORKING, in the format prescribed by the NSCC. All instructions, communications and actions by the Firm regarding each NETWORKING Account shall be true and correct and will have been duly authorized by the Shareholder. The Firm shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through NETWORKING and to limit the access to, and the inputting of data into, NETWORKING to persons specifically authorized by the Firm.

3. Information Relating to NETWORKING Accounts.

     For each NETWORKING Account, the Firm, or the Firm's Correspondents on behalf of the Firm, shall provide the Funds and the Fund Agent with all information necessary or appropriate to establish and maintain each NETWORKING Account (and any subsequent changes to such information) which the Firm hereby certifies, to the best of the knowledge of the Firm or the Firm's Correspondents, is and shall remain true and correct. The Firm, or the Firm's Correspondents on behalf of the Firm, shall comply in all respects with any and all applicable obligations relating to withholding pursuant to the Internal Revenue Code of 1986, as amended ("Code") and shall promptly advise the Funds or the Fund Agent of any matter that may affect the responsibilities of the Funds or the Fund Agent to Shareholders pursuant to the Code. The Firm, or the Firm's Correspondents on behalf of the Firm, shall maintain adequate documentation to verify the relevant information regarding each NETWORKING Account.

4. Shareholder Instructions Regarding NETWORKING Accounts.

     Unless otherwise prohibited by law, upon receipt of appropriate instructions from a Shareholder (including instructions from the Firm's Correspondents, the Funds or the Fund Agent that were received from the Shareholder), the Firm shall promptly execute the Shareholder's instructions to terminate the maintenance of the Shareholder's account through NETWORKING or to effect changes regarding the Matrix Levels utilized by the Shareholder in accordance with the Shareholder's instructions; provided, however, that the Firm shall be required to terminate the maintenance of a Shareholder's account through NETWORKING only if the Shareholder has paid for all shares of the Funds in its NETWORKING Account ("Fund Shares") and the Shareholder does not have any obligation, arising out of a margin account or otherwise, to the Firm with respect to the Fund Shares.

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5. Firm's Financial Condition.

     Each Firm that is not a member of the NASD shall deliver to the Fund Agent such financial statements as the Fund Agent reasonably requests concerning the Firm's financial condition; such statements shall fairly represent the Firm's financial condition as of the date thereof. The transmission by any such Firm of any instruction, communication or action through NETWORKING shall constitute a representation that there has been no material adverse change in the Firm's financial condition that would affect the Firm's ability to perform its duties and obligations pursuant to NETWORKING or this Agreement. Any such material adverse change in the Firm's financial condition shall be promptly disclosed in writing to the Fund Agent.

6. Shareholder Reports and Other Documents; Solicitation of Proxies.

     The Firm shall timely deliver to each Shareholder all reports and other documents provided to it by the Funds or the Fund Agent as are required by applicable law and the applicable Matrix Level, provided that the Firm has timely received sufficient copies of such reports and/or documents. Subject to receipt by the Fund Agent of such supporting documentation as it may reasonably request, the Fund Agent or its agent shall reimburse the Firm for all reasonable out-of-pocket expenses incurred by the Firm in mailing all such reports and/or documents. The Fund Agent and the Firm shall cooperate with each other in the solicitation of proxies on behalf of the Funds. For each NETWORKING Account maintained under Matrix Level 3 on a Fund's record date, the Firm shall permit each Shareholder, upon the Shareholder's request, to directly vote such Shareholder's Fund Shares in connection with any solicitation of proxies on behalf of the Funds.

7. Tax Statements.

     All information that is timely received by the Firm from the Funds or the Fund Agent for inclusion in Shareholder tax statements relating to the period during which a NETWORKING Account was maintained under Matrix Level 3 in a taxable year shall be reported to Shareholders accurately, completely and in a timely manner.

8. Cash Dividends.

     For each NETWORKING Account maintained under a Matrix Level in which cash dividends are received by the Firm from the Funds or the Fund Agent for payment to Shareholders, the Firm shall be solely responsible for ensuring that all cash dividends received by the Firm are paid to Shareholders in a timely manner. As among the Funds, the Fund Agent and the Firm, the Firm shall be solely responsible for any liabilities arising from such cash dividend payments reported by Shareholders as lost, stolen, materially altered, or forged.

IV. III. INDEMNIFICATION

1. Fund Agent.

     The Fund Agent shall indemnify and hold harmless the Firm, each of the Firm's affiliated companies, and all of the divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Firm Parties"), against and from any

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and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund Agent) to which any of them may be or become subject as a result or arising out of (a) any negligent act or omission by the Fund Agent or its agents relating to NETWORKING; (b) any breach of the Fund Agent's representations or warranties contained in this Agreement; (c) the Fund Agent's failure to comply with any of the terms of this Agreement; or (d) the Firm's acceptance of any transaction or account maintenance information from the Fund Agent through NETWORKING. The Fund Agent represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

2. Firm.

     The Firm shall indemnify and hold harmless the Funds, the Funds' custodian, the Funds' underwriter, the Funds' investment adviser, the Fund Agent, the Funds' transfer agent/shareholder servicing agent, each of their affiliated companies, and all of the divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Fund Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Firm) to which any of them may be or become subject as a result or arising out of (a) any negligent act or omission by the Firm, the Firm's Correspondents, or their agents relating to NETWORKING; (b) any breach of the Firm's representations or warranties contained in this Agreement; (c) the failure of the Firm or the Firm's Correspondents to comply with any of the terms of this Agreement; or (d) the Fund Agent's acceptance of any transaction or account maintenance information from the Firm through NETWORKING. The Firm represents and warrants that at all times it has sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its indemnification obligations arising under this Agreement.

3. Notice and Opportunity to Defend.

     If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Party indemnified heretby with respect to which such Party ("Indemnified Party") may make a claim against any other Party hereto ("Indemnifying Party") pursuant to this Section III, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying

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Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

V. IV. MISCELLANEOUS

1. Effective Date of Agreement.

     This Agreement shall become effective on the date first above written. A fully executed copy of this Agreement must be provided to the NSCC.

2. NSCC Provisions.

     NSCC rules and procedures relating to NETWORKING shall govern any matter in which any provision contained in this Agreement conflicts with any such NSCC rule or procedure; provided however, this Paragraph 2 shall not prohibit modifications to the NSCC's standard Matrix Levels that are agreed to by the Parties.

3. Conversion to NETWORKING.

     If the Firm, as part of its conversion to NETWORKING, requires that outstanding certificates be deposited with any of the Funds or that street name house accounts be divided into individual accounts, the Firm shall submit to the Fund Agent a "Conversion Plan" and shall obtain prior written consent from the Fund Agent for the Conversion Plan. The Conversion Plan shall detail volumes for certificates or individual accounts, procedures for processing, documentary requirements, procedures and reasonable time frames for resolving discrepancies, and such other matters, including the classes of shareholder accounts eligible for NETWORKING, ongoing procedures for the entry and removal of individual accounts to and from NETWORKING, and changes with respect to the Matrix Levels utilized by a Shareholder, as may be agreed to by the Parties. The Fund Agent will assist the Firm in formulating the Conversion Plan.

4. Reconciling to Fund Records.

     The official records of each NETWORKING Account shall be as determined by the Fund Agent. For all Matrix Levels in which the Firm also maintains Shareholder records regarding the Funds, the Firm and the Fund Agent shall reconcile any differences between the Firm's records and the Fund Agent's records. The Firm and the Fund Agent shall each designate liaison personnel to communicate, control and execute any required corrections or reconciliations with respect to any NETWORKING Account. In the event of any discrepancy between the records of the Firm and the Fund Agent regarding a NETWORKING Account, the records of the Fund Agent shall control pending resolution of the discrepancy.

5. Fund Shares Held on Behalf of Firm Clients.

     All Fund Shares held by the Firm on behalf of a client of the Firm or the Firm's Correspondents shall be carried in a custody account for the exclusive benefit of clients of the

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Firm or the Firm's Correspondents and shall not be subject to any right, charge, security interest, lien or other claim against the Firm in favor of the Funds or the Fund Agent.

6. Overpayments to the Firm.

     In the event any overpayment is made to the Firm by the Fund Agent, the Firm shall promptly repay such overpayment to the Fund Agent, but in no event more than fifteen (15) days after the Firm receives notice of such overpayment. If any overpayment is not timely repaid to the Fund Agent, the Firm authorizes the Fund Agent, the Funds, or any of their affiliates, to offset any such overpayment against any funds otherwise payable to the Firm for the Firm's own account by the Fund Agent, the Funds or their affiliates, including, without limitation, commissions and service fees; provided, however, that an overpayment to the Firm shall not be subject to such offset if the overpayment was the result of an error or other negligent act or omission on the part of the Funds or the Fund Agent; and provided further, that the Firm shall not be required to repay, out of its own funds, an overpayment forwarded to a Shareholder that is a client of the Firm or the Firm's Correspondents, and the Firm shall instead provide the Fund Agent with the name and address of such client, if (a) the overpayment to the Firm is not the result of an error or other negligent act or omission on the part of the Firm or a Correspondent, and (b) such client is no longer a Shareholder of any Fund.

7. Termination.

     Either the Fund Agent or the Firm may terminate this Agreement with the other Party by written notice to that Party. Commencing from the date of receipt of such notice ("Notification Date"), the Fund Agent and the Firm shall proceed with the termination of this Agreement in accordance with the following schedule unless otherwise agreed to by the Parties: (a) the opening of new NETWORKING Accounts shall cease within thirty (30) days of the Notification Date; (b) a plan which sets forth the procedures that must be followed to effect the termination of this Agreement ("Unwinding Plan") must be agreed upon by the Parties within sixty (60) days of the Notification Date; (c) the Unwinding Plan must be fully implemented within ninety (90) days of the Notification Date; and
(d) the Unwinding Plan must be fully completed within one hundred eighty (180) days of the Notification Date. The obligations of the Parties under Section III of this Agreement shall survive any termination hereof with respect to any transactions occurring, or circumstances arising out of any information provided or omitted, or other actions or omissions to act, before the effective date of any termination hereof. Termination of this Agreement with respect to a Party shall not constitute termination of the Agreement with respect to any other Fund Agent or Firm, as applicable.

8. Conflicting Agreements.

     Except with respect to the provisions of this Agreement contained in Paragraphs 3, 12 and 13 of this Section IV, any provision of any agreement or other understanding between the Fund Agent and the Firm relating to NETWORKING that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either Party's compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from supplementing this Agreement by agreeing to additional

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duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

9. Firm Not Acting as Agent.

     In the performance of its duties and obligations pursuant to NETWORKING and this Agreement, the Firm shall not act, or be deemed to act, on behalf of or as an agent for the Funds, the Fund Agent or the Underwriter.

10. Assignment.

     Neither the Fund Agent nor the Firm may assign this Agreement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Agreement.

11. Headings; Entire Agreement.

     The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement, including any document explicitly incorporated herein by reference and any written supplemental agreement between the Fund Agent and the Firm, shall contain the full understanding of the Parties with respect to the subject matter hereof and shall supersede any other previous agreement or understanding of the Parties relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless in writing and signed by duly authorized representatives of the Fund Agent and the Firm. Neither the course of conduct between the Parties nor trade usage shall act to modify or alter the provisions of this Agreement.

12. Law.

     This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of New York. New York City shall be the proper venue for resolution of any and all disputes arising hereunder.

13. Arbitration.

     In the event of a dispute between the Fund Agent and the Firm with respect to this Agreement, and in the event the Parties are unable to resolve the dispute between them, such dispute shall be settled by arbitration in accordance with the then-existing NASD Code of Arbitration Procedure ("NASD Code"). The Parties agree that, to the extent permitted by the NASD Code, the arbitrator(s) shall be selected from the securities industry.

14. Severability.

     If any provision of this Agreement is held to be invalid, the remaining provisions of the Agreement shall continue to be valid and enforceable.

15. Notice.

     Any notice required or permitted hereunder shall be in writing and shall be given by personal service, mail, telex, or facsimile to the other Party at such address as a Party may specify

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by written notice to the other. Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of telex or facsimile, whichever occurs first.

16. Waiver.

     The failure of a Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing signed by the waiving Party.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

ATTEST:


/s/ Scot Hawthorne
---------------------------------------


By: Scot Hawthorne
Title: Authorized Signature


One Group Dealer Services, Inc.


By: /s/ Robert L. Young
Title: Vice President

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                                    EXHIBIT A

1. Matrix

     Elements                             Level
---------------------------------------------------------
                                  1     2      3      4
(a) Reporting Responsibilities   IRA   CUST   BRKR   FUND
---------------------------------------------------------
Trade Confirmations               B     B      B      F
---------------------------------------------------------
Statements                        B     B      B      F
---------------------------------------------------------
Tax Reporting                     F     F      B      F
---------------------------------------------------------

Shareholder Privileges

---------------------------------------------------------
Direct Purchase                   Y     Y      N      Y
---------------------------------------------------------
Direct Liquidations               N     Y      N      Y
---------------------------------------------------------
Direct Exchange                   Y     Y      N      Y
---------------------------------------------------------
Systematic Withdrawals            Y     Y      N      Y
---------------------------------------------------------
Payee Changes                     B     C      B      C
---------------------------------------------------------

Legend: B = Broker; C = Custodian; F = Fund; N = No; Y = Yes

--------------------------------------------------------------------------------
Level 1 - IRA/Margin Accounts            Level 3 - Broker Controlled
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
..    Brokers assume primary              .    Brokers assume total
     responsibility for client                responsibility for client
     communication.                           communication.
--------------------------------------------------------------------------------
..    Clients are prohibited from going   .    Clients deal only with brokers
     directly to funds to authorize           and have no direct contact with
     any outflow of money; other              funds.
     client activities (Direct
     Purchase, Liquidations,
     Exchanges, Systematic Withdrawals
     and Payee Changes) are not
     restricted.
--------------------------------------------------------------------------------
..    Brokers issue confirms and          .    Funds have no direct contact with
     statements.                              clients.
--------------------------------------------------------------------------------
..    Funds are responsible for all tax
     reporting except wire order
     liquidations.
--------------------------------------------------------------------------------
                                         Level 4 - Fund Controlled
--------------------------------------------------------------------------------
Level 2 - Customer Name
--------------------------------------------------------------------------------
                                         .    Funds assume primary
                                              responsibility for client
                                              communication.
--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
..    Brokers assume primary              .    Brokers may also issue
     responsibility for client                statements.
     communication.
--------------------------------------------------------------------------------
..    Client transactions with funds      .    Clients can deal directly with
     are not restricted.                      funds or brokers.
--------------------------------------------------------------------------------
..    Brokers issue confirms and
     statements.
--------------------------------------------------------------------------------
..    Funds provide some client support
     including tax reporting
--------------------------------------------------------------------------------

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